Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Heritage Global Inc. (the “Company”) of our report dated March 17, 2016, relating to the consolidated financial statements of Heritage Global Inc., appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ SQUAR MILNER LLP

San Diego, California

November 7, 2016